As filed with the Securities and Exchange Commission on June 27, 2016
Registration File No. 333-206018
Registration File No. 811-23081

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form N-2
☒   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
☒   Post-Effective Amendment No. 2
☒   REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
☒   Amendment No. 6
NorthStar Corporate Income Fund
(Exact name of registrant as specified in charter)
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
(Address and telephone number,
including area code, of principal executive offices)
Ronald J. Lieberman
Executive Vice President, General Counsel and Secretary
399 Park Avenue, 18th Floor
New York, New York 10022
(Name and address of agent for service)
COPIES TO:
Steven B. Boehm, Esq.
Cynthia R. Beyea, Esq.
Sutherland Asbill & Brennan LLP,
700 Sixth Street, NW, Suite 700,
Washington, District of Columbia 20001
Tel. No. (202) 383-0100
Fax No. (202) 637-3593
Approximate date of proposed public offering:  As soon as practicable after the effective date of this Registration Statement.
If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box.   ☒
It is proposed that this filing will become effective (check appropriate box):
☐   when declared effective pursuant to Section 8(c).
CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933

Title of Securities Being Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Shares, $0.001 par value per share	300,000,000	$10.00	$3,000,000,000	$348,600

(1)
Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee.

(2)
Previously paid.

☒
The members of the Board of Trustees of NorthStar Corporate Income Master Fund have also executed this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

This Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File Nos. 333-206018 and 811-23081) of NorthStar Corporate Income Fund (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibits (g)(1), (g)(2) and (r)(1) to the Registration Statement. No changes have been made to Part A or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 2 consists only of the facing page, this explanatory note and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 2 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C
Other Information
Item 25. Financial Statements and Exhibits
(2)
Exhibits

(a)(1)	Certificate of Trust of the Registrant.(3)
(a)(2)	Second Amended and Restated Declaration of Trust of the Registrant.(5)
(b)	Bylaws of the Registrant.(4)
(d)	Form of Subscription Agreement.(4)
(e)	Distribution Reinvestment Plan.(4)
(g)(1)	Master Fund Investment Advisory Agreement.(1)
(g)(2)	Fund Investment Advisory Agreement.(1)
(g)(3)	Form of Master Fund Investment Sub-Advisory Agreement.(4)
(g)(4)	Form of Fund Investment Sub-Advisory Agreement.(4)
(h)(1)	Form of Dealer Manager Agreement.(4)
(h)(2)	Form of Participating Dealer Agreement.(4)
(j)	Master Custodian Agreement.(5)
(k)(1)	Form of Master Administration and Accounting Agreement.(5)
(k)(2)	Form of Distribution Support Agreement.(4)
(k)(3)	Form of Agreement to Limit Reimbursements to the Adviser.(5)
(k)(4)	Form of Transfer Agency Agreement.(6)
(l)	Opinion of Morris, Nichols, Arsht & Tunnell LLP.(5)
(n)(1)	Consent of Sutherland Asbill & Brennan LLP.(5)
(n)(2)	Consent of Independent Registered Public Accounting Firm.(5)
(p)(1)	Seed Capital Investment Agreement.(5)
(r)(1)	Joint Code of Ethics of the Registrant and the Adviser.(1)
(r)(2)	Code of Ethics of the Sub-Adviser.(4)

(1)
Filed herewith.

(2)
To be filed by amendment.

(3)
Incorporated by reference to the Registrant’s registration statement on Form N-2 (File Nos. 333-206018 and 811-23081), filed on July 31, 2015.

(4)
Incorporated by reference to the Registrant’s registration statement on Form N-2 (File Nos. 333-206018 and 811-23081), filed on January 22, 2016.

(5)
Incorporated by reference to the Registrant’s registration statement on Form N-2 (File Nos. 333-206018 and 811-23081), filed on February 12, 2016.

(6)
Incorporated by reference to the Registrant’s registration statement on Form N-2 (File Nos. 333-206018 and 811-23081), filed on April 27, 2016.

Item 26. Marketing Arrangements
The information contained under the heading “Plan of Distribution” in this Registration Statement is incorporated herein by reference.
C-1

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 27th day of June 2016.
NorthStar Corporate Income Fund
By:	/s/ Daniel R. Gilbert
Name:	Daniel R. Gilbert
Title:	Chief Executive Officer and President
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Daniel R. Gilbert Daniel R. Gilbert	Chairman of the Board of Trustees, Chief Executive Officer and President	June 27, 2016
/s/ Frank V. Saracino Frank V. Saracino	Chief Financial Officer and Treasurer	June 27, 2016
* Michael M. Kassen	Trustee	June 27, 2016
* Brett Steven Klein	Trustee	June 27, 2016
* Vernon B. Schwartz	Trustee	June 27, 2016
* Jack F. Smith, Jr.	Trustee	June 27, 2016
* /s/ Daniel R. Gilbert Attorney-in-fact pursuant to Power of Attorney		June 27, 2016

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 27th day of June 2016.
NorthStar Corporate Income Master Fund
By:	/s/ Daniel R. Gilbert
Name:	Daniel R. Gilbert
Title:	Chief Executive Officer and President
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Daniel R. Gilbert Daniel R. Gilbert	Chairman of the Board of Trustees, Chief Executive Officer and President	June 27, 2016
/s/ Frank V. Saracino Frank V. Saracino	Chief Financial Officer and Treasurer	June 27, 2016
* Michael M. Kassen	Trustee	June 27, 2016
* Brett Steven Klein	Trustee	June 27, 2016
* Vernon B. Schwartz	Trustee	June 27, 2016
* Jack F. Smith, Jr.	Trustee	June 27, 2016
* /s/ Daniel R. Gilbert Attorney-in-fact pursuant to Power of Attorney		June 27, 2016